Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 our reports dated February 17, 2006, with respect to the consolidated financial statements of PACCAR Inc incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005, and PACCAR Inc management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of PACCAR Inc, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington
December 18, 2006